PURPLE BEVERAGE COMPANY, INC. COMMENCES TRADING

Company Completes Transaction and Begins Trading Under Ticker Symbol REDZ

Ft. Lauderdale, FL — December 13, 2007 - Purple Beverage Company, Inc. (OTCBB: REDZ), announced today that it completed a merger transaction with Red Carpet Company, Inc., a public company. This morning, Purple Beverage Company’s common stock became publicly tradable on the OTC Bulletin Board under the symbol “REDZ” following a 3.5-for-1 forward stock split. Its new CUSIP number is 746387 10 9.

Purple Beverage Company, Inc. is an anti-oxidant beverage company that develops, markets, and distributes a unique beverage product. Its business strategy is to develop and market a unique line of beverage brands and products that will be positioned as a “better for you” beverage targeted to the growing category of New Age/Functional beverage consumers.

Purple Beverage Company’s first product is named “Purple,” a functional beverage that contains a high level of anti-oxidants from seven different fruit sources that are combined to make this product. The seven anti-oxidant-rich fruits combined in Purple’s unique formula are the natural juices of acai, black cherry, pomegranate, black currant, purple plum, cranberry, and blueberry.

“Since our antioxidant beverage PURPLE made its official debut this summer, consumers and even celebrities like legendary recording artist Chaka Kahn have embraced it, skyrocketing PURPLE to its status as a top-selling beverage at growing number of retailers. Recent recommendations from some of the nation’s most respected national consumer magazines, like Health and Family Circle, coupled with increasing consumer demand, have resulted in a record number of requests from drug, specialty and health food stores to stock their shelves with PURPLE. Now, the hospitality industry is following suit and PURPLE is being served to customers at an increasing number of bars and eateries, like the renowned Palm Restaurant in New York City,” said Ted Farnsworth, CEO of Purple Beverage Company, Inc. “After launching to such rave reviews, becoming part of the public capital markets is the next logical step to further enhance brand awareness for PURPLE. With the help of industry veterans like Michael K. Lorelli, former president of Pepsi-Cola East, we will continue our exhaustive sales and marketing efforts to secure additional shelf space for our products on a national scale.”

About Purple Beverage Company, Inc.

Purple Beverage Company Inc.’s mission is to increase stockholder value through the sale and distribution of its anti-oxidant beverages. In 2005, revenue from the sale of functional beverages reached approximately $40 billion in the U.S., with forecasted sales in 2007 of $46.3 billion, reaching $53.9 billion by 2011. For more information, please visit www.drinkpurple.com.

Cautionary Statement Regarding Forward-Looking Statements

Information provided by Purple Beverage Company, Inc., such as online or printed documents, publications or information available via Purple’s website contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause Purple’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing.